UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2011

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area
code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on July 1, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: June 3, 2011

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through June 1, 2011. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Credit Rating Regulations

1.             The SEC has voted unanimously to propose tougher regulations for credit rating firms. I’m not sure why this is only a proposal given the lack of good judgment by certain firms in the past. Be that as it may, if these proposals eventually come to pass, what kind of impact do you think this will have on your credit rating business?

After the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law in July 2010, the SEC proposed a variety of regulatory changes that would subject Nationally Recognized Statistical Rating Organizations (NRSROs), including Realpoint, the structured credit ratings business we acquired in May 2010, to greater oversight. The most recently proposed SEC regulations pose both potential opportunities and costs to our structured credit ratings business.

Proposed Exchange Act Section 15E(w), sometimes referred to as the “Franken Amendment” to the Dodd-Frank Act, would establish a self-regulatory Credit Rating Agency Board that would assign a credit rating agency to structured finance issuers to prevent issuers from “ratings shopping.” An issuer would still have the option to select additional rating agencies to rate its securities. While we believe this system would probably be good for the integrity of the industry, it’s difficult to assess the potential impact on our business at this point.

The SEC is still in the process of evaluating the proposed Franken Amendment. The SEC has the discretion to implement an alternative system if it believes it would better serve the public interest and protect investors, but must do so before July 10, 2012, or the Franken Amendment will be implemented as proposed. It’s possible that a new system, however implemented, could impose additional fees or regulatory burdens on our business.

The SEC has proposed additional rules that would affect our structured credit ratings business, including requirements related to reporting on internal controls, increased regulation of conflicts of interests, standardizing ratings performance disclosures, seeking board approval of rating methodologies, obtaining certifications from third-party due diligence providers, and establishing training and experience standards for its credit analysts. Although we believe we can adequately respond to these additional regulatory mandates, we expect that these regulations would result in additional one-time and ongoing compliance costs for our structured credit ratings business.

Because the SEC is still in the process of soliciting comments on the above proposals, though, it’s still unclear how our structured credit ratings business will ultimately be affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 3, 2011	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer